SCHEDULE 14A INFORMATION

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                         THE FIRST COMMONWEALTH FUND INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

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                                     [LOGO]

                        The First Commonwealth Fund Inc.
                                   (NYSE:FCO)

              Important Information Regarding Shareholder Proposals
                       ANNUAL MEETING DATE: March 26, 1999

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|         THE PROPOSALS CARRY THE UNANIMOUS ENDORSEMENT OF THE FUND'S          |
|                           BOARD OF DIRECTORS.                                |
|                                                                              |
|                FUND MANAGEMENT STRONGLY URGES SHAREHOLDERS TO                |
|       VOTE AND APPROVE THESE  PROPOSALS IN THE INTEREST OF THE LONG-TERM     |
|                          BENEFIT OF THE FUND.                                |
 ------------------------------------------------------------------------------

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On February 8, 1999, shareholders of The First Commonwealth Fund were sent proxy material asking them to vote on several issues at the Fund's annual meeting which is set for March 26, 1999. We would like to call your attention to proposals 4(A) - (E). As we anticipate that your clients may have questions on these proposals, we would like to explain them in greater detail.

Overall, these proposals seek to expand the Fund's principal investment objective, investment policies and remove some investment restrictions. The Board of Directors' reasons for proposing these changes is to allow the Fund to seek to achieve:


o HIGHER YIELDS COMPARED WITH THE INTEREST RATES NOW PREVAILING IN THE COUNTRIES IN WHICH THE FUND IS CURRENTLY PERMITTED TO INVEST

o   GREATER DIVERSIFICATION AND SCOPE FOR CAPITAL GAINS

================================================================================

                          Key Elements of Proposal Four
                          -----------------------------

Proposal 4A: To Allow the Fund to invest up to 35% of total assets in Global Debt Securities.

The Fund's Investment Manager and Adviser ("Equitilink") anticipates that low inflation, declining interest rates and a moderate economic environment will prevail in Australia, Canada, New Zealand and the United Kingdom. Increasing the countries in which the Fund can invest gives investors the opportunities to achieve higher yields and capital gains. Greater diversification and hence lower risk is a secondary benefit.

Proposals 4B and 4C: To amend the Fund's investment objective and policies to include non-investment grade securities and allow the Fund to invest up to 15% of its total assets in debt securities rated, or judged by the Investment Manager, to be below investment grade at the time of investment. The Fund will not invest in securities rated lower than B, or judged by the Investment Manager to be equivalent thereto.

It is important to note that the Fund will be restricted in this regard, in that the market value weighted average credit quality of the Fund's investments must be A or better at all times.

Opportunities for better yield enhancement are presented in below-investment grade securities. Adoption of these proposals will also facilitate investment in emerging markets where credit ratings are more likely to be lower than investment grade.

Proposal 4D: To allow the Fund to invest in equity securities issued by certain U.S. registered investment companies.

Adoption of this proposal will permit the Fund to take advantage of the investment opportunities provided by other funds that concentrate in the global debt sector.

Proposal 4E:  To allow the Fund to use derivatives.

Derivatives will not be used to leverage the Fund's investments. With respect to investments denominated in the currencies of Australia, Canada, New Zealand, and the United Kingdom, derivatives will be used only to manage interest rate risks. The use of derivatives will allow Equitilink to manage both currency and interest rate risk. Derivative use will also allow the Investment Manager to substitute for, or replicate, physical securities in order to achieve greater transactional efficiencies.

Conclusions: These proposals reflect the culmination of a lengthy period of evaluation by the Investment Manager of the Fund's competitiveness in an environment of expected low inflation, lower interest rates and a moderate economic environment in Australia, Canada, New Zealand and the United Kingdom.

In light of the prevailing uncertainties in global markets, the Fund proposes to implement the new strategy in two phases:

Phase One: Upon shareholder approval, immediately investing up to 20% of the Fund's assets in Asian debt markets.

Phase Two: This could involve investment into markets outside Asia and the four Commonwealth countries, as well as investment in other investment companies. Phase Two would probably be implemented with the proceeds of a later rights offering, if one is approved.


For Further Information, Please Contact:

Shareholder Communications:   (212) 800-293-7716
Investor Relations:   (800) 626-0993 or (212) 688-6840
EquitiLink USA:  (800) 522-5465 or (212) 968-8800